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                                                                     [NEWS LOGO]
[MICHAEL FOODS, INC. LETTERHEAD]

Contact: Mark D. Witmer
         Assistant Treasurer
         (612) 546-1500

For Immediate Release

     MICHAEL FOODS REPORTS RECORD RESULTS FOR 1999; BOARD AUTHORIZES ADDITIONAL TWO MILLION SHARE REPURCHASE

     MINNEAPOLIS, February 17 -- Michael Foods, Inc. (Nasdaq/NMS:MIKL) today announced record financial results for the fourth quarter and year ended December 31, 1999.

     Diluted net earnings per share for the three months ended December 31, 1999 were $0.64 compared to $0.47 per share in 1998's fourth quarter, an increase of 36%. Net earnings for the fourth quarter of 1999 increased 30% to $13.2 million compared to $10.2 million in 1998's fourth quarter. Net sales for the three months ended December 31, 1999 were $272.0 million compared to $277.4 million in the previous year period, a decrease of 2%.

     Diluted net earnings per share for the year ended December 31, 1999 were $2.12 compared to $1.83 in 1998, an increase of 16%. Net earnings for 1999 increased 9% to $44.1 million compared to $40.3 million in 1998. Net sales for the year ended December 31, 1999 were $1.05 billion compared to $1.02 billion in the previous year, an increase of 3%. The 1999 results established new annual records for net sales, net earnings and earnings per share.

     In a separate development, the Michael Foods, Inc. Board of Directors authorized the purchase of an additional two million shares of the Company's common stock. Purchases may be made through the open market or through private transactions. Approximately 100,000 shares remain available for purchase under an existing two million share repurchase authorization from July 1998. The Company has approximately 20.3 million common shares outstanding. The Board believes the stock represents an excellent value, with repurchases being a prudent use of the Company's rising free cash flow. Management stressed that it expects to repurchase shares and still have adequate capital available to fund capital projects, as well as acquisition and/or joint venture opportunities.

     Chief Executive Officer Gregg A. Ostrander commented, "1999 was an excellent year for Michael Foods. We overcame challenging egg industry conditions to again register record sales and earnings. Additionally, dividends per share rose 17%, following a 15% rise in 1998. Also, return on average shareholders' equity approached record levels at 17.3% last year. Cash flow was also healthy in 1999, with earnings before interest, taxes, depreciation and amortization (EBITDA) of $129 million. We used this strong cash flow to fund record capital spending of $74 million, make $9 million in international egg products joint venture investments and repurchase 920,100 shares of our stock for $19 million. Given our good earnings momentum and declining capital spending needs going forward, we expect to generate increasing amounts of free cash flow. With our


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     commitment to create shareholder value, we will use this strong cash flow, in part, to retire more shares."

     Turning to 1999 divisional results, Ostrander added, "The Egg Products Division had a strong 1999 despite a seven year low in egg pricing. Overcoming this notable deflation, the Division recorded a sales increase for the year due to unit sales gains for value-added products. The unit sales growth, coupled with operating efficiencies and lower feed costs, paced a 6% operating profit increase for the year. Refrigerated Distribution results were outstanding. While sales growth was constrained by a sharp decline year-over-year in butter and shell egg prices, strong unit sales growth helped generate a 46% increase in operating profit for the Division."

     Ostrander continued, "The 1999 performance of the Potato Products Division was also excellent. Sales of mashed items rose over 20%, with foodservice gains well above that level. Also, our various retail refrigerated potato products, sold under the Simply Potatoes(TM) and Diner's Choice(TM) brands, turned in strong sales and earnings performances last year. In total, Potato Products operating profit rose over 70% last year. Lastly, it was a disappointing year for Dairy Products. Sales rose as a result of a mid-year acquisition, but operating profit fell by over 40%. Margins were hampered by the effects of a product recall early in the year, the loss of a large industrial customer later in the year, and generally inefficient plant operations. However, recent management changes within the Division lead us to be optimistic that the strong track record of the Division will be reestablished."

     Unaudited segment data follows (in thousands):

                                     External Net Sales                          Operating Profit
                              Three Months Ended December 31,             Three Months Ended December 31,
                                1999                  1998                  1999                 1998
                         ----------------------------------------- -------------------------------------------
Egg Products                  $160,238             $163,662                 $20,994             $17,720
Refrigerated Dist.              63,953               65,332                   3,610               1,876
Dairy Products                  32,614               34,556                     478               1,376
Potato Products                 15,147               13,870                   2,186               1,968
Corporate                          N/A                  N/A                  (2,126)             (3,255)


                                     External Net Sales                          Operating Profit
                         Twelve Months Ended December 31,                Twelve Months Ended December 31,
                                1999                  1998                  1999                 1998
                         ----------------------------------------- -------------------------------------------
Egg Products                  $620,719             $607,688                 $73,531             $69,295
Refrigerated Dist.             230,335              221,586                  10,656               7,288
Dairy Products                 144,865              138,865                   3,750               6,748
Potato Products                 57,353               52,345                   6,751               3,890
Corporate                          N/A                  N/A                  (8,358)             (7,668)


     Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

     Certain items in this release are forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous risks and uncertainties, including changes in domestic and international economic conditions. Additional risks and uncertainties include variances in the demand for the Company's products due to


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     customer developments and industry developments, as well as variances in the costs to produce such products, including normal volatility in feed costs and open market egg costs. Also, capital spending plans are subject to change, due to food products markets and financial markets variability, and components of cash flow can also change materially within relatively short timeframes. As a result, the Company's actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

     Consolidated statements of earnings follow.

                               MICHAEL FOODS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                        (000'S, EXCEPT PER SHARE AMOUNTS)

                                        Three Months Ended      Twelve Months Ended
                                           December 31,             December 31,
                                    ------------------------  -----------------------
                                        1999         1998        1999          1998
                                    ------------------------  -----------------------
Net sales                           $  271,952   $  277,420   $1,053,272   $1,020,484

Cost of sales                          217,955      232,362      860,256      847,383
                                    ----------   ----------   ----------   ----------

  Gross profit                          53,997       45,058      193,016      173,101

Selling, general & administrative       28,855       25,373      106,686       93,548
                                    ----------   ----------   ----------   ----------

  Operating profit                      25,142       19,685       86,330       79,553

Interest expense, net                    2,802        2,155       11,664       10,136
                                    ----------   ----------   ----------   ----------

  Earnings before income taxes          22,340       17,530       74,666       69,417

Income tax expense                       9,160        7,360       30,610       29,160
                                    ----------   ----------   ----------   ----------

  NET EARNINGS                      $   13,180   $   10,170   $   44,056   $   40,257
                                    ==========   ==========   ==========   ==========

Earnings per share
      Basic                         $     0.65   $     0.48   $     2.15   $     1.86
                                    ==========   ==========   ==========   ==========
      Diluted                       $     0.64   $     0.47   $     2.12   $     1.83
                                    ==========   ==========   ==========   ==========

Weighted average common shares
Outstanding
      Basic                             20,278       21,156       20,500       21,642
                                    ==========   ==========   ==========   ==========
      Diluted                           20,544       21,454       20,750       21,980
                                    ==========   ==========   ==========   ==========


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2-17-00